EXHIBIT 99.1

[LOGO OF NEWPORT]

Press Release

September 24, 2003

Contact:

Charles F. Cargile, 949-863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858-552-8146

Makinson Cowell (US)

NEWPORT CORPORATION UPDATES OUTLOOK

FOR REMAINDER OF 2003

– Certain Shipments Expected to be Delayed –

Irvine, California – Newport Corporation (Nasdaq: NEWP) today announced that it currently expects its sales for the third quarter of 2003 to be in the range of $31 million to $33 million, compared with the company’s previous guidance of $36 million to $39 million. The reduced sales are expected to result in a net loss of $2.0 million to $3.0 million, or $0.05 to $0.08 per share, compared with the company’s previous per share guidance of between earnings of $.02 and a loss of $.02.

Robert G. Deuster, chairman and chief executive officer, said, “As we approach the end of the quarter, it is becoming clear to us that a number of the shipments we anticipated for the quarter will shift into the fourth quarter of this year and beyond.”

The company highlighted three recent events as the primary reasons for the reduction in its sales forecast:

•

The company’s largest original equipment manufacturer (OEM) customer in the life and health sciences market delayed the launch of a new product for which Newport provides product design and engineering collaboration, as well as critical subsystems. The product launch is now scheduled for October and, accordingly, the shipments Newport anticipated in the third quarter of 2003 are now expected to be recorded in the fourth quarter of 2003 and the first quarter of 2004. The delay in shipments will not have a negative impact on Newport’s new orders for the third quarter, as the company expects to report new orders from this customer during the quarter of approximately $2 million. These orders are scheduled to be shipped over the next six months.
•	Delays in gaining final approval for several large orders from back-end semiconductor customers that the company had anticipated booking and shipping in the third quarter caused a reduction of $1.5 million in both sales and orders for the quarter.
•	Lower-than-expected orders from one of the company’s largest front-end semiconductor customers, which were expected to be booked and shipped during the third quarter, caused an additional $1.5 million reduction in sales and orders for the quarter.

The company currently expects new orders for the third quarter to be in the range of $35 million to $37 million.

Deuster continued, “While our third quarter sales and orders are less than we had anticipated, we expect that our sales and orders for the fourth quarter of 2003 will be greater than those we recorded in either the second or third quarters of 2003.”

Newport Corporation will be announcing its third quarter results on Wednesday, October 29, 2003, and will be providing further guidance at that time.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced technology products and systems to the semiconductor, communications, electronics and research markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index. More information can be found at www.newport.com.

This news release contains forward-looking statement and statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing and extent of the recovery in the semiconductor industry; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate any to-be-acquired companies and the contributions of those companies to Newport’s operating results; risks associated with war, terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although

Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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